Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2010

NEWS CORPORATION REPORTS THIRD QUARTER

REVENUE GROWTH OF 19% GENERATING

NET INCOME OF $839 MILLION; $0.32 PER SHARE

TOTAL SEGMENT OPERATING INCOME OF $1.25 BILLION

REPRESENTING 67% GROWTH OVER YEAR AGO QUARTER

EXCLUDING NDS’ PRIOR YEAR CONTRIBUTION

NEW YORK, NY, May 4, 2010 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the third quarter ended March 31, 2010.

Total revenue increased $1.4 billion or 19% over the prior year’s third quarter to $8.8 billion, with growth reported in all major business segments. The Company reported total segment operating income of $1.25 billion, a 55% increase compared to the $810 million reported a year ago1. This improvement rises to 67% after considering the absence of the $60 million in operating income from NDS Group plc (“NDS”) which is no longer consolidated this year. These results reflect particularly strong earnings growth at the Filmed Entertainment, Cable Network Programming, and Newspapers and Information Services segments. This growth was partially offset by decreases at the Direct Broadcast Satellite Television and Other segments.

The Company reported third quarter net income of $839 million ($0.32 per share) compared to net income of $2.7 billion ($1.04 per share) a year ago. In the prior year quarter, the Company recorded a net gain of $1.2 billion on the partial sale of its ownership stake in NDS as well as a $1.2 billion non-cash tax benefit.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Today’s earnings confirm that no content company is stronger than News Corporation at building both fiscal and operational momentum. Our global portfolio of sought-after content is ideally situated to benefit from the increase in consumer spending, advertising and access to new platforms we are seeing across our regions. The unique strengths of our cable channels – young, vibrant franchises with phenomenal growth and potential — now generate almost half of our operating profit, ensuring that our stakeholders will continue to benefit from News Corporation’s sustained revenue, profit and cash flow strength for years to come.”

1.	Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income

	3 Months Ended March 31,		9 Months Ended March 31,
	2010	2009	2010		2009
	US $ Millions
Filmed Entertainment	$497	$282	$1,212		$645
Television	40	9	107		91
Cable Network Programming	588	426	1,705		1,224
Direct Broadcast Satellite Television	35	63	133		238
Integrated Marketing Services	108	97	(233	)*	251
Newspapers and Information Services	131	29	415		370
Book Publishing	4	(8)	89		18
Other	(150)	(88)	(401)		(227)

Total Segment Operating Income	$1,253	$810	$3,027	*	$2,610

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $3,527 million for the nine months ended March 31, 2010.

Filmed Entertainment

Filmed Entertainment reported fiscal third quarter segment operating income of $497 million, a 76% increase over the $282 million for the same period a year ago. This set a record for the highest operating income of any fiscal quarter for this segment. This quarter’s exceptional operating results reflect the theatrical performance of Avatar, the highest grossing film of all time with total worldwide box office receipts of over $2.7 billion. Also contributing to these results was the outstanding theatrical performance of Alvin and the Chipmunks: The Squeakquel which has generated more than $440 million in worldwide box office receipts. The current quarter also includes the continued strong worldwide home entertainment performance of Ice Age: Dawn of the Dinosaurs, X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian. Launch costs for the successful theatrical release of Percy Jackson and the Olympians: The Lightning Thief, The Tooth Fairy and Date Night were reflected in the quarter.

Television

Television reported improved third quarter segment operating income of $40 million, compared to $9 million reported the same period a year ago, reflecting increased contributions from the Fox Television Stations (FTS) and improved operating results at MyNetworkTV. These results were partially offset by lower contributions from FOX Broadcasting Company.

FTS’ third quarter operating income increased nearly 90% over the same period a year ago, reflecting 18% revenue growth from improved overall local advertising trends, particularly in the automobile and telecom sectors. This revenue growth combined with savings from ongoing cost reduction efforts delivered significant operating profit growth in the quarter.

FOX Broadcasting Company’s third quarter results were lower due to higher programming costs from increased license fees for returning series and decreased advertising revenue due to lower ratings.

Cable Network Programming

Cable Network Programming reported strong third quarter segment operating income of $588 million, an increase of $162 million over the third quarter a year ago. This 38% growth primarily reflects double-digit contribution increases from the FOX News Channel (FNC), the Regional Sports Networks (RSNs), FX, the Fox International Channels and STAR.

FNC achieved its highest ever quarterly profit, increasing its operating income 31% over the third quarter a year ago primarily from affiliate revenue rate increases and higher advertising revenue while maintaining its cost base. Viewership at FNC was at its highest level ever during the quarter with ratings 188% greater than its nearest competitor in prime-time and 157% higher on a 24-hour basis. For the second consecutive quarter, FNC had the top thirteen shows in all cable news.

At the Company’s other cable channels, operating profit increased 42% over the prior year’s third quarter results. Increased affiliate revenues drove higher contributions at the RSNs and FX. The Fox International Channels reported double-digit affiliate and advertising revenue growth in Asia and Europe reflecting increased revenues from new channels and an increase in subscribers at existing channels. STAR’s third quarter operating results improved versus the same quarter a year ago on 43% advertising revenue gains led by the Indian market.

Direct Broadcast Satellite Television

SKY Italia reported third quarter segment operating income of $35 million, a decrease of $28 million from the $63 million operating income reported a year ago. Local currency revenue declined by 3% as a result of lower subscription revenue compared with the prior year quarter. Overall costs, in local currency, were flat as higher sports programming costs related to the Olympics were offset by lower basic programming costs and subscriber related costs. The quarter end subscriber base of 4.7 million declined 39,000 from the previous quarter end, as gross subscriber additions of 118,000 in the quarter were more than offset by existing subscriber cancellations.

Integrated Marketing Services

Integrated Marketing Services reported third quarter segment operating income of $108 million, as compared to the $97 million in operating income reported in the same quarter a year ago, driven by increased in-store advertising revenue.

Newspapers and Information Services

Newspapers and Information Services reported improved third quarter segment operating income of $131 million, a $102 million increase over the same period a year ago. Increased advertising revenues at The Wall Street Journal and in the U.K. drove growth in the segment, which also benefited from lower operating expenses due to cost containment initiatives across all of the newspaper businesses. In addition, this quarter reflects a favorable foreign exchange impact primarily from the relative strengthening of the Australian dollar against the U.S. dollar.

The U.K. newspaper group reported higher third quarter results compared to the year ago quarter driven by increased advertising revenue and cost reductions in production and distribution expenses. In local currency terms, advertising revenues increased 10% compared to the prior year quarter and circulation revenues declined 4%.

The Australian newspaper group reported third quarter results in line with the prior year in local currency terms. Advertising revenues, in local currency terms, were up 4% compared with the prior year quarter reflecting stronger display revenue in the retail and real estate sectors. The increased advertising revenue was offset by higher newsprint expenses and costs associated with various initiatives.

Dow Jones’ third quarter operating results increased from the same period a year ago due to 25% higher advertising revenue at The Wall Street Journal and increased circulation revenue. These improvements were partially offset by lower information services revenue.

Book Publishing

Higher sales at the General Books and the Children’s divisions of HarperCollins led to positive segment operating income of $4 million compared to an operating loss of $8 million in the same period a year ago. Third quarter results included strong sales of Game Change by John Heilemann and Mark Halperin, Sweet Little Lies by Lauren Conrad and the mass-market edition of Hero at Large by Janet Evanovich. During the quarter, HarperCollins had 61 books on The New York Times bestseller list, including eight titles that reached the number one spot.

Other

Other reported a third quarter segment operating loss of $150 million, $62 million greater than the prior year. This increased loss reflects the absence of $60 million operating income from NDS resulting from the sale of a portion of the Company’s ownership stake in February 2009. As a result of the sale, the Company’s portion of NDS’ operating results subsequent to February 5, 2009 is included within Equity earnings of affiliates. In addition, Digital Media Group operating losses increased from a year ago, principally due to lower search and advertising revenue.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fiscal 2010 third quarter earnings from affiliates were $181 million as compared to a loss of $40 million in the same period a year ago. This significant improvement reflects higher contributions from BSkyB due to a gain related to the partial sale of its ITV investment combined with the absence of a prior year write-down of the same investment.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended March 31,		9 Months Ended March 31,
	% Owned		2010	2009	2010	2009
			US $ Millions
BSkyB	39%	(a)	$176	$(7)	$338	$102
Other affiliates	Various	(b )	5	(33)	(67)	(471)

Total equity earnings (losses) of affiliates			$181	$(40)	$271	$(369)

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.

(b)	Primarily comprised of Sky Deutschland, NDS (beginning in February 2009), and Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	9 Months Ended
	March 31,
	2010	2009
Australian Dollar/U.S. Dollar	0.88	0.73
U.K. Pounds Sterling/U.S. Dollar	1.61	1.61
Euro/U.S. Dollar	1.43	1.37

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Tony Santabarbara, Investor Relations 212-852-7840	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	US $ Millions (except share related amounts)
Revenues	$8,785	$7,373	$24,668	$22,753
Operating expenses	(5,777)	(4,848)	(15,812)	(14,580)
Selling, general and administrative expenses	(1,461)	(1,441)	(4,939)	(4,710)
Depreciation and amortization	(294)	(274)	(890)	(853)
Impairment and restructuring charges	(6)	(55)	(36)	(8,528)
Equity earnings (losses) of affiliates	181	(40)	271	(369)
Interest expense, net	(247)	(238)	(761)	(690)
Interest income	20	16	61	76
Other, net	(45)	1,132	(143)	1,338

Income (loss) before income tax expense	1,156	1,625	2,419	(5,563)
Income tax (expense) benefit	(295)	1,103	(677)	2,436

Net income (loss)	861	2,728	1,742	(3,127)
Less: Net income attributable to noncontrolling interests	(22)	(1)	(78)	(48)

Net income (loss) attributable to News Corporation stockholders	$839	$2,727	$1,664	$(3,175)

Weighted average shares: basic	2,620	2,614	2,619	2,613
diluted	2,627	2,620	2,625	2,613
Net income (loss) attributable to News Corporation stockholders per share: basic	$0.32	$1.04	$0.64	$(1.22)
diluted	$0.32	$1.04	$0.63	$(1.22)

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	June 30, 2009
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$8,183	$6,540
Receivables, net	6,788	6,287
Inventories, net	2,732	2,477
Other	485	532

Total current assets	18,188	15,836

Non-current assets:
Receivables	261	282
Investments	3,423	2,957
Inventories, net	3,303	3,178
Property, plant and equipment, net	6,064	6,245
Intangible assets, net	8,486	8,925
Goodwill	14,007	14,382
Other non-current assets	1,296	1,316

Total non-current assets	36,840	37,285

Total assets	$55,028	$53,121

Liabilities and Equity
Current liabilities:
Borrowings	$310	$2,085
Accounts payable, accrued expenses and other current liabilities	5,613	5,279
Participations, residuals and royalties payable	1,972	1,388
Program rights payable	1,166	1,115
Deferred revenue	835	772

Total current liabilities	9,896	10,639

Non-current liabilities:
Borrowings	13,196	12,204
Other liabilities	2,882	3,027
Deferred income taxes	3,483	3,276
Redeemable noncontrolling interests	362	343
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,335	17,354
Retained earnings and accumulated other comprehensive income	7,412	5,844

Total News Corporation stockholders’ equity	24,773	23,224
Noncontrolling interests	436	408

Total equity	25,209	23,632

Total liabilities and equity	$55,028	$53,121

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2010	2009
	US $ Millions
Operating activities:
Net income (loss)	$1,742	$(3,127)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	890	853
Amortization of cable distribution investments	64	64
Equity (earnings) losses of affiliates	(271)	369
Cash distributions received from affiliates	190	157
Impairment charges, net of tax of $1.7 billion	—	6,737
Other, net	143	(1,338)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(480)	(43)
Inventories, net	(465)	(718)
Accounts payable and other liabilities	1,166	(1,893)

Net cash provided by operating activities	2,979	1,061

Investing activities:
Property, plant and equipment, net of acquisitions	(661)	(811)
Acquisitions, net of cash acquired	(132)	(776)
Investments in equity affiliates	(307)	(103)
Other investments	(106)	(65)
Proceeds from sale of investments and other non-current assets	889	1,713

Net cash used in investing activities	(317)	(42)

Financing activities:
Borrowings	1,024	1,032
Repayment of borrowings	(1,869)	(336)
Issuance of shares	22	4
Dividends paid	(203)	(190)
Purchase of subsidiary shares from noncontrolling interests	—	(11)
Other, net	2	18

Net cash (used in) provided by financing activities	(1,024)	517

Net increase in cash and cash equivalents	1,638	1,536
Cash and cash equivalents, beginning of period	6,540	4,662
Exchange movement on opening cash balance	5	(144)

Cash and cash equivalents, end of period	$8,183	$6,054

SEGMENT INFORMATION

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2010	2009	2010		2009
	US $ Millions
Revenues

Filmed Entertainment	$2,422	$1,472	$5,841		$4,216
Television	1,168	1,149	3,181		3,113
Cable Network Programming	1,798	1,550	5,160		4,496
Direct Broadcast Satellite Television	954	924	2,889		2,815
Integrated Marketing Services	335	316	893		859
Newspapers and Information Services	1,505	1,248	4,563		4,458
Book Publishing	276	243	967		863
Other	327	471	1,174		1,933

Total Revenues	$8,785	$7,373	$24,668		$22,753

Segment Operating Income (Loss) [1]

Filmed Entertainment	$497	$282	$1,212		$645
Television	40	9	107		91
Cable Network Programming	588	426	1,705		1,224
Direct Broadcast Satellite Television	35	63	133		238
Integrated Marketing Services	108	97	(233	)*	251
Newspapers and Information Services	131	29	415		370
Book Publishing	4	(8)	89		18
Other	(150)	(88)	(401)		(227)

Total Segment Operating Income	$1,253	$810	$3,027	*	$2,610

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $3,527 million for the nine months ended March 31, 2010.

1.	Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income (loss), and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings (losses) of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income (loss) before income tax expense.

	3 Months Ended March 31,		9 Months Ended March 31,
	2010	2009	2010	2009
	US $ Millions
Segment Operating income before depreciation and amortization	$1,566	$1,106	$3,981	$3,527
Depreciation and amortization	(294)	(274)	(890)	(853)
Amortization of cable distribution investments	(19)	(22)	(64)	(64)

Total Segment Operating income	1,253	810	3,027	2,610
Impairment and restructuring charges	(6)	(55)	(36)	(8,528)
Equity earnings (losses) of affiliates	181	(40)	271	(369)
Interest expense, net	(247)	(238)	(761)	(690)
Interest income	20	16	61	76
Other, net	(45)	1,132	(143)	1,338

Income (loss) before income tax expense	$1,156	$1,625	$2,419	$(5,563)

	For the Three Months Ended March 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$520	$(23)	$—	$497
Television	61	(21)	—	40
Cable Network Programming	644	(37)	(19)	588
Direct Broadcast Satellite Television	105	(70)	—	35
Integrated Marketing Services	111	(3)	—	108
Newspapers and Information Services	221	(90)	—	131
Book Publishing	8	(4)	—	4
Other	(104)	(46)	—	(150)

Consolidated Total	$1,566	$(294)	$(19)	$1,253

	For the Three Months Ended March 31, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$304	$(22)	$—	$282
Television	30	(21)	—	9
Cable Network Programming	486	(38)	(22)	426
Direct Broadcast Satellite Television	122	(59)	—	63
Integrated Marketing Services	100	(3)	—	97
Newspapers and Information Services	103	(74)	—	29
Book Publishing	(6)	(2)	—	(8)
Other	(33)	(55)	—	(88)

Consolidated Total	$1,106	$(274)	$(22)	$810

	For the Nine Months Ended March 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$1,281	$(69)	$—	$1,212
Television	169	(62)	—	107
Cable Network Programming	1,884	(115)	(64)	1,705
Direct Broadcast Satellite Television	341	(208)	—	133
Integrated Marketing Services	(225)	(8)	—	(233)
Newspapers and Information Services	682	(267)	—	415
Book Publishing	101	(12)	—	89
Other	(252)	(149)	—	(401)

Consolidated Total	$3,981	$(890)	$(64)	$3,027

	For the Nine Months Ended March 31, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$713	$(68)	$—	$645
Television	152	(61)	—	91
Cable Network Programming	1,388	(100)	(64)	1,224
Direct Broadcast Satellite Television	413	(175)	—	238
Integrated Marketing Services	259	(8)	—	251
Newspapers and Information Services	610	(240)	—	370
Book Publishing	24	(6)	—	18
Other	(32)	(195)	—	(227)

Consolidated Total	$3,527	$(853)	$(64)	$2,610